Exhibit 16.1

May 21, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosures under the heading Change In Independent Accountant in the prospectus included in the registration statement on Form S-1 dated May 14, 2015, of CPI Holdings I, Inc. and are in agreement with the comments with respect to our firm contained in the first, second and third paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Denver, Colorado